Exhibit 99.1

Investor Contact:

Asher Dewhurst

Westwicke Partners

QuorumHealth@Westwicke.com / (443) 213-0500

QUORUM HEALTH CORPORATION RECEIVES NYSE CONTINUED LISTING STANDARD NOTICE

BRENTWOOD, Tenn. (March 27, 2020) – Quorum Health Corporation (NYSE: QHC) (the “Company”) today announced that it was notified (the “March 2020 Notice”) on March 23, 2020 by the New York Stock Exchange (the “NYSE”) that it was not in compliance with the NYSE’s continued listing standards as a result of the average closing price of the Company’s common stock being less than $1.00 per share over a consecutive 30 trading-day period. As set forth in the March 2020 Notice, as of March 20, 2020, the 30 trading-day average closing share price of the Company’s common stock was $0.94.

In accordance with the NYSE rules, the Company has a period of six months following the receipt of the March 2020 Notice to regain compliance with the minimum share price requirement. The NYSE rules require the Company to notify the NYSE, within 10 business days of receipt of the March 2020 Notice, of its intent to cure this deficiency or be subject to suspension and delisting procedures.

The March 2020 Notice represents the second instance that the Company was not in compliance with this criterion. As previously announced on December 6, 2019, the Company received notice on December 3, 2019 that it was not in compliance with the NYSE’s continued listing standards because the average closing price of the Company’s common stock was less than $1.00 per share over a consecutive 30 trading-day period. The Company regained compliance with this standard on January 31, 2020 because on such date it had (i) a closing share price of at least $1.00 and (ii) an average closing share price of at least $1.00 over the 30 trading-day period ending on such date.

In addition, as previously announced on May 3, 2019, the Company received notice on April 30, 2019 that it was not in compliance with the continued listing standard set forth in Section 802.01B of the NYSE’s Listed Company Manual because the Company’s average market capitalization was less than $50 million over a consecutive 30 trading-day period and the most recently reported stockholders’ equity of the Company was also less than $50 million. In connection with the April notice, on June 10, 2019, the NYSE accepted the Company’s 18-month plan with respect to the deficiency under Section 802.01B. The Company currently remains out of compliance with the continued listing standard set forth in Section 802.01B.

The Company’s common stock will continue to trade under the symbol “QHC”, subject to the Company’s compliance with the other listing requirements of the NYSE, but will continue to have the designation of “.BC” to indicate the status of the common stock as being “below compliance”.

About Quorum Health Corporation

Quorum Health Corporation is an operator of general acute care hospitals and outpatient services in the United States. Through its subsidiaries, the Company owns, leases or operates a diversified portfolio of 24 affiliated hospitals in rural and mid-sized markets located across 14 states with an aggregate of 1,995 licensed beds. The Company also operates Quorum Health Resources, LLC, a leading hospital management advisory and consulting services business. More information about Quorum Health Corporation can be found at www.quorumhealth.com.

Forward-Looking Statements

Certain statements contained in this news release are forward-looking statements that involve risk and uncertainties. Actual future events or results may differ materially from these statements. Readers are referred to the documents filed by Quorum Health Corporation with the Securities and Exchange Commission, including the Company’s annual report on Form 10-K, current reports on Form 8-K and quarterly reports on Form 10-Q. These filings identify important risk factors and other uncertainties that could cause actual results to differ from those contained in the forward-looking statements. The Company undertakes no obligation to revise or update any forward-looking statements, or to make any other forward-looking statements, whether as a result of new information, future events or otherwise.

The terms “QHC,” “Quorum Health,” “the Company,” “we,” “us” or “our” refer to Quorum Health Corporation or one or more of its subsidiaries or affiliates as applicable.

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